Media General, Inc., 333 E. Franklin St., Richmond, VA 23293-0001 804/649-6103 www.mediageneral.com

Exhibit 99.1

FOR IMMEDIATE RELEASE Monday, October 8, 2012

Media General, Inc. Has Sold The Tampa Tribune to Tampa Media Group, Inc.

RICHMOND, Va. – Media General, Inc. (NYSE: MEG), a local broadcast television and digital media company, announced today that it has sold The Tampa Tribune and its associated print and digital products to Tampa Media Group, Inc., a new company formed by Revolution Capital Group.  The sale closed today.  The sale price was $9.5 million, subject to adjustments for working capital and other items, yielding net proceeds before expenses of approximately $2 million.

“It’s a bittersweet day for Media General to complete the sale of its last remaining newspaper group,” said Marshall N. Morton, president and chief executive officer.   “The Tampa Tribune was our largest and second oldest newspaper.  Many Tribune employees have decades of service.  The Tribune staff has been extraordinarily dedicated to providing their readers with excellent journalism, creating value for their advertisers and supporting the local community.  We are pleased that they will have the opportunity for continued future success serving the Tampa community with excellent local content.  We will miss our colleagues at The Tribune and its associated print and digital platforms, and we wish them the very best,” said Mr. Morton.

Robert Loring, founder and managing partner of Revolution Capital Group, said, “We are delighted to be the new owner of The Tampa Tribune, a newspaper with strong brand equity and a long history of serving its readers, advertisers and community exceedingly well. We believe strongly in the value of local content.”

Cyrus Nikou, founding partner of Revolution Capital Group, said, “The prospects for future success are strong for The Tampa Tribune and its associated print and digital platforms.  We will lead an orderly transition, focused on the needs of our customers, and we look forward to working with The Tribune management team to position the business for future growth.”

Media General’s Transformation to Pure-Play Broadcaster Now Complete

Mr. Morton said, “With this transaction, we complete the transformation of Media General’s business model to one focused on broadcast television and digital media.  We believe our future prospects are strong, based on operating 18 top-ranked local television stations in growing and important markets, mostly in the Southeast.  In addition, our financial position was greatly strengthened this year as a result of our new financing arrangement with Berkshire Hathaway.

“We have an attractive economic model, fueled by revenue growth, including Political, Retransmission and Digital revenues. For example, Political advertisers prefer top-ranked stations like ours.  In the third quarter of 2012, Media General generated Political revenues of nearly $20 million, which brings our year-to-date total to more than $33 million.  Media General has stations in four of the key battleground states for the presidential election:  Ohio, Florida, Virginia and North Carolina.  Our Virginia, Rhode Island and Ohio stations are also benefiting from hotly contested Senate races.  We have increased our outlook for Political revenues for the full year 2012 to $57-58 million,” said Mr. Morton.

“Plans are underway to increase Broadcast cash flow and EBITDA margins. At the market level, we are focused on ratings and share increases as well as expense management.  As we’ve said previously, corporate expense will decrease from $32 million to $20 million, a run rate we are already close to achieving.  Since June, our corporate staffing has been reduced in half, including employees who went to work for World Media Enterprises, the Berkshire Hathaway company that bought our newspapers in June, and a staffing reduction we implemented in the third quarter that affected 75 employees.  Increasing cash flow will support and accelerate our deleveraging plan and we have good incentive to do so. Our new financing provides a step-down in the interest rate from 10.5 percent to 9 percent if leverage were to reach 3.50x,” Mr. Morton said.

Media General, Inc., 333 E. Franklin St., Richmond, VA 23293-0001 804/649-6103 www.mediageneral.com

Media General will report third-quarter 2012 results on October 17, 2012 before the market opens, as previously announced.

About The Tampa Tribune

The Tampa Tribune has been Tampa’s hometown newspaper for more a century. TBO.com, the newspaper’s associated web site, was one of the first local media internet sites when it launched in 1994. Media General purchased The Tampa Tribune in 1927 in a partnership.  In 1966, Media General acquired control of The Tribune Company, which included The Tampa Tribune, The Tampa Times, WFLA-TV and WFLA Radio. In 1969, Media General acquired an additional 29% of The Tribune Co. and by the next year owned 100%. In 1975, the two newspapers moved into a new facility on Parker Street, where the newspaper operations reside today.  The Tampa Times, an evening newspaper, merged into The Tampa Tribune in 1982. Media General continues to own WFLA-TV.

About Media General
Media General is a leading provider of news, information and entertainment across 18 network-affiliated broadcast television stations and their associated digital media and mobile platforms.  The company’s stations serve consumers and advertisers in strong local markets, primarily in the Southeast. Media General’s network affiliates include eight NBC stations, eight CBS stations, one ABC station and one CW station.  Six of the company’s stations operate in the Top 40 markets in the United States.  Media General’s stations reach more than one-third of TV households in the Southeast and more than 8 percent of U.S. TV households.  Media General entered the television business in 1955 when it launched WFLA-TV in Tampa, Florida, as an NBC affiliate.  Today, WFLA is the company’s largest TV station, operating in the 14th largest DMA in the United States.

Contact Media General

Additional information about Media General is available on its web site www.mediageneral.com or by contacting Lou Anne J. Nabhan, Vice President-Corporate Communications, at (804) 649-6103 or lnabhan@mediageneral.com.

About Revolution Capital Group

Revolution Capital Group was formed by a group of private equity, M&A and operational executives.  The Partners have worked on over $15 billion in transactions with corporations such as AT&T, BASF, Bayer, General Electric, Hays PLC, IBM, Lucent, Motorola, Universal Group and Williams Communications.  Additional information is available on the company’s website www.revolutionpe.com.

Contact Revolution Capital Group

Inquiries regarding Revolution Capital Group should be directed to Gary Alcock, Vice President of Mergers and Acquisitions, at 310-229-0806 or galcock@revolutionpe.com.